Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Announces $15 Million Purchase

of Four Assisted Living and Memory Care Communities

MURFREESBORO, Tenn. – (May 5, 2011) National Health Investors, Inc. (NYSE:NHI) announced today it has closed a $15 million purchase of four assisted living and memory care communities totaling 183 units in Louisiana and has leased those communities to Selah SeniorCare III and managed by Selah Management Group.  The purchase price was funded from NHI’s revolving credit facility.

The four facilities, which are on average 13 years old and attract private payment for services, are being leased to Selah SeniorCare III and managed by Selah Management Group for 15 years at an initial lease rate of $1,275,000 plus annual fixed escalators.  In addition to the Louisiana facilities, Selah Management Group operates 11 assisted living and memory care communities in Florida, Mississippi and Texas.

Justin Hutchens, NHI’s CEO and President stated, “The Selah management team has experience operating high quality assisted living communities for years, and has a strong track record.  NHI is pleased to work with them to expand their operations into Louisiana with such well-located and stabilized communities.”

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an acute psychiatric hospital, an acute care hospital and a transitional rehabilitation center.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI.  Additional information about NHI, including its most recent press releases, may be obtained on NHI's website at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements.  NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year.  Copies of these filings are available at no cost on the SEC's website at http://www.sec.gov or on NHI’s website at http://www.nhinvestors.com.

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